Exhibit 99(f)
Stratus Technologies Bermuda Holdings Ltd.
Cumberland House
1 Victoria Street
Hamilton HM 11, Bermuda
April 6, 2011
VIA EDGAR TRANSMISSION
Division of Corporation Finance
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., 20549

Re:	Registration Statement on Form F-4 File No. 333-171863 (the “Registration Statement”)
Ladies and Gentlemen:
In connection with the waiver of the requirement that audited financial statements contained in the Registration Statement not be older than 12 months as of the date of filing of the most recent amendment, which waiver was granted by the Securities and Exchange Commission (the “Commission”) in its letter to the Stratus Technologies Bermuda Holdings Ltd. (the “Company”) dated January 14, 2011, the undersigned, Ernest Morrison, in his capacity as a Director of the Company, represents to the Commission the following:
1.	The Company is not required to comply with the 12 month requirement for the age of the most recent audited financial statements in any jurisdiction outside of the United States.
2.	Complying with the 12 month requirement is impracticable and would involve undue hardship to the Company.
Very truly yours,
/s/ Ernest Morrison
Ernest Morrison, Director